EXHIBIT 10.1

AMENDMENT NUMBER 11
TO
AGREEMENT NUMBER 750-67761-2004
BETWEEN VERIZON SOURCING LLC
AND
MOTRICITY, INC
This Amendment Number 11 (“Eleventh Amendment”) to the WAP 2.0 Hosting Agreement dated June 24, 2004, as amended, by and between Motricity, Inc. a Delaware corporation, with offices at 601 West 26th Street, Suite 415, New York, NY 10001 (“Motricity”) and Verizon Sourcing LLC, a Delaware limited liability company having an office and principal place of business at One Verizon Way, Basking Ridge, NJ 07920 (“Verizon”), is by and between Motricity, Opalhaven Corporation, (“Opalhaven”) and Verizon, is made and entered into on and as of the date executed by the last signing Party (“Eleventh Amendment Effective Date”).
WHEREAS, Motricity is exiting the portion of its business that provides the Portal Services and Motricity, Verizon and Opalhaven desire for Opalhaven to continue to provide the Portal Services pursuant to this Agreement;
WHEREAS, upon July 1, 2013 (the “Transition Date”), Opalhaven wishes to assume the rights, and obligations of Motricity under the Agreement arising after the Transition Date and to continue to provide the Portal Services to Verizon in accordance with the terms and conditions of the Agreement;
WHEREAS, all liabilities prior to the Transition Date shall remain with Motricity; and
WHEREAS, upon the Transition Date, Verizon wishes Motricity to assign the Agreement to Opalhaven and for Opalhaven to replace Motricity as the contracting entity to the Agreement.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.
Assignment. Effective as of the Transition Date, Motricity hereby assigns to Opalhaven, and Opalhaven hereby accepts, all of Motricity’s rights, title and interest in and to the Agreement. In addition, Opalhaven hereby assumes all of the obligations duties, responsibilities and undertakings to be performed by Motricity under the Agreement occurring, arising, accruing or to be accrued from and as of the Transition Date (the “Assumed Obligations”) and shall fully and timely perform all of the Assumed Obligations in accordance with the Agreement. Verizon hereby waives all claims against Motricity in connection with the Agreement that arise on or after the Transition Date. Motricity represents and acknowledges that it is and shall remain responsible for all matters, of whatever type or character, occurring, arising, accrued or to accrue under the Agreement on or before the Transition Date and that Verizon’s consent is without prejudice to any claim pertaining to such matters.

2.
Amendment to Agreement. As of the Transition Date, the Parties hereby agree that Opalhaven shall replace Motricity as the contracting entity to the Agreement and all references to “Motricity, Inc.” or “Motricity” shall be deleted and replaced with “Opalhaven Corporation” or “Opalhaven”, respectively.

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EXHIBIT 10.1

3.
Effect of Amendment. This Eleventh Amendment is an integral part of the Agreement. Terms used herein which are defined or specified in the Agreement shall have the meanings set forth therein. If there are any inconsistencies between a specific term or condition of this Eleventh Amendment and a specific term or condition of the Agreement, the specific term or condition of this Eleventh Amendment shall control, but only to the extent of such inconsistencies. Except as amended hereby, the Agreement shall continue in full force and effect.

SIGNATURES.

IN WITNESS WHEREOF, the Parties hereto have caused this Eleventh Amendment to be executed by their duly authorized officers or representatives.

VERIZON SOURCING LLC	MOTRICITY, INC.

Name: Donna Hoffman	Name: Richard Sadowsky
Title: Contract Manager	Title: Chief Administrative Officer
Date: 5/22/13	Date: 5/15/13

OPALHAVEN CORPORATION

Name: Cameron McCrindle
Title: President
Date: 5/15/13

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